EXHIBIT 99.1

Sysorex Announces Pricing of Initial Public Offering

for 3,333,333 Shares of Common Stock

Santa Clara, CA, April 9, 2014 – Sysorex Global Holdings Corp. (NASDAQ:SYRX) ("Sysorex" or the “Company”), a technology solutions and services company, today announced that it has priced its initial public offering of 3,333,333  shares of common stock at an offering price of $6.00 per share, including 166,667 shares of common stock sold by a selling stockholder, which will result in aggregate gross proceeds of approximately $20 million, including gross proceeds of $930,000 to the selling stockholder. The net proceeds from the offering to the Company, after deducting underwriting discounts and commissions is expected to be approximately $17.7 million.

The Company has also granted the underwriters a 45 day option to purchase up to an additional 500,000 shares of common stock to cover over-allotments, if any. If the total over-allotment is exercised, Sysorex expects the gross proceeds from the offering to be approximately $23 million, including proceeds to the selling stockholder.

Subject to customary conditions, Sysorex expects to close the sale of its common stock on or about April 15, 2014. In connection with the offering, Sysorex completed a 1-for-2 reverse stock split effective as of April 8, 2014.  The Company's common stock will commence trading on the NASDAQ Capital Market under the symbol "SYRX" on April 10, 2014.

Wellington Shields & Co., LLC and Dougherty & Company LLC are the co-managing underwriters in connection with the offering.

The offering is being made pursuant to a prospectus that Sysorex filed with the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus, copies of which may be obtained from: Wellington Shields & Co., LLC 140 Broadway - 44th Floor New York, New York 10005 or Dougherty & Company LLC, 90 South Seventh Street Suite 4300 Minneapolis, MN  55402.

About Sysorex

Through focused, custom technology solutions, Sysorex (NASDAQ:SYRX) provides cyber security, data analytics, custom application development, cloud solutions, Mobile/BYOD solutions and strategic outsourcing to government and commercial clients in major industries around the world. From identifying security risks to helping clients realize value from their big data strategies, Sysorex has the experience, technology, partners, and agility to be your trusted IT partner. Visit www.sysorex.com, follow @SysorexGlobal and Like us on Facebook.

About Wellington Shields & Co

Wellington Shields & Co. LLC was formed in 2009 by combining H.G. Wellington & Co. dating back to 1925 and Shields & Company founded in 1982. It is a New York Stock Exchange member firm providing full service brokerage to institutions and high net worth individual and family accounts.

About Dougherty & Company

Dougherty & Company is a full-service investment-banking firm offering a wide array of investment products and service to institutions and individuals nationwide. In conjunction with its affiliates, Dougherty Funding, Dougherty Mortgage and Dougherty Equipment Finance, Dougherty & Company is uniquely positioned to meet the debt financing needs of a wide variety of banking clients.

Safe Harbor Statement

All statements in this release that are not based on historical fact are "forward looking statements". While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic reports.  Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.

Exhibit 99.1-1

Sysorex Investor Relations Contact:

Scott Gordon

President

CorProminence LLC

377 Oak Street

Concourse 2

Garden City, NY 11530

+1-631-703-4900

www.corprominence.com

Exhibit 99.1-2